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                          October 7, 2021

       Julie A. Courkamp
       Chief Financial Officer
       First Western Financial, Inc.
       1900 16th Street, Suite 1200
       Denver, CO 80202

                                                        Re: First Western
Financial, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed October 6,
2021
                                                            File No. 333-260078

       Dear Ms. Courkamp:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sonia
Bednarowski at 202-551-3666 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance